UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2022

THE SINGING MACHINE COMPANY, INC.

(Exact name of registrant as specified in charter)

Delaware	0-24968	95-3795478
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6301 NW 5th Way, Suite 2900

Fort Lauderdale FL 33309

(Address of principal executive offices) (Zip Code)

(954) 596-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	SMDM	OTCQX

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth ☐

If an emerging growth company, indicate by check mart if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 22, 2022, The Singing Machine Company, Inc. (the “Company”) entered into employment agreements (the “Agreement”) with each of Gary Atkinson, the Company’s Chief Executive Officer, Lionel Marquis, the Company’s Chief Financial Officer; and Bernardo Melo, the Company’s Chief Revenue Officer (the “Executive” or “Executives”) . In addition, on April 22, 2022, Mr. Melo was appointed as Chief Revenue Officer.

The Agreements for Messrs. Atkinson and Melo are for a term of three years with automatic renewals for successive one-year terms, unless either party provides notice of its intention not to extend. Mr. Marquis’s Agreement provides for a term of eighteen months with automatic renewals for successive one-year terms unless either party provides notice of its intention not to extend.

Pursuant to the Agreement, as compensation for their service as Executives of the Company, the Executives will receive: (1) a base salary per annum (the “Base Salary”), set forth below and commensurate benefits, as described in the Agreement; (2) eligibility, subject to their continued employment with the Company, to earn an annual bonus (the “Annual Bonus”); (3) eligibility, also subject to their continued employment with the Company, to participate in the Company’s 2022 Equity Incentive Plan, or any successor plan, subject to the terms of such plan; and (4) entitlement, also subject to the Executives’ continued employment with the Company, to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by them in connection with the performance of their duties for the Company and the Company’s expense reimbursement policies and procedures.

The Executives’ base salaries are as follows:

●	Gary Atkinson: $215,000, with an automatic increase to $225,000 on the first anniversary of the Agreement, provided the Company remains profitable.

●	Lionel Marquis: $175,000, with an automatic increase to $185,000 on the first anniversary of the Agreement, provided the Company remains profitable.

●	Bernardo Melo: $215,000 with an automatic increase to $225,000 on the first anniversary of the Agreement, provided the Company remains profitable.

In addition to the payment of accrued amounts due to the Executives, the Agreements each provide for the payment of severance to the Executives in a lump sum payment equal to two times the sum of the Executive’s base salary and annual bonus for the year in which the termination occurs, in the event of the termination of the Agreement by the Company without Cause (as defined in the Agreement), or upon the Company’s election not to renew the Agreement or by the Executive for Good Reason (as defined in the Agreement). The Agreement also provides for payments to the Executive of certain amounts in the event of the Executive’s death or disability (as defined in the Agreement).

In the event the Executive’s employment is terminated by the Executive for Good Reason (as defined in the Agreement) on account of its failure to renew the Agreement or without Cause (as defined in the Agreement”) within twelve months of a Change in Control (as defined in the Agreement), the Executive shall be entitled to receive a lump sum payment equal to two times the base salary and annual bonus for the year in which the termination takes place.

Payment of severance under the Agreement is conditioned upon the Executive’s execution of a release in favor of the Company.

The Agreement also provides for certain restrictive covenants and non-compete restrictions upon the termination of the Executive’s employment.

The Agreements supersede and replace those certain Change of Control Agreements entered into with each of the Executives on January 3, 2014.

The foregoing is intended to be a summary of the terms of each of the Agreements and is subject to and qualified in its entirety by the text of the Agreement, a copy of each of which is attached hereto as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3.

On April 22, 2022, the Board of Directors of the Company approved a Bonus Plan (the “Plan”) for the Executives.

The Plan offers a cash bonus, stock options, and stock grants to the Executives based on the Company’s EBITDA at its fiscal year end. The value of the cash bonus and number of stock options and grants increases based on the Company’s percentage of net sales. The Plan also provides for a one-time option grant to the Executives upon the successful listing of the Company’s shares of common stock on Nasdaq.

ITEM 9.01	Exhibits

Exhibit
No.	Description
10.1	Employment Agreement by and between The Singing Machine Company, Inc. and Gary Atkinson
10.2	Employment Agreement by and between The Singing Machine Company, Inc. and Lionel Marquis
10.3	Employment Agreement by and between The Singing Machine Company, Inc. and Bernardo Melo
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 22, 2022

THE SINGING MACHINE, INC.

By:	/s/ Gary Atkinson
Gary Atkinson
Chief Executive Officer